Exhibit 99.3

KLIPSCH GROUP, INC AND SUBSIDIARIES

Consolidated Financial Statements

June 30, 2009 and 2008

(With Independent Auditors' Report Thereon)

Report of Independent Auditors

The Board of Directors and Stockholders
Klipsch Group, Inc.

We have audited the consolidated balance sheets of Klipsch Group, Inc. and subsidiaries as of June 30, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Klipsch Group, Inc. and subsidiaries at June 30, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
The accompanying consolidated financial statements have been prepared assuming that Klipsch Group, Inc. will continue as a going concern. As more fully described in Note 2, certain of the Company's borrowing arrangements come due in April 2010. Management's plan with respect to renewing or extending these borrowing arrangements is also discussed in Note 2. This condition raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements as of and for the year ended June 30, 2009, do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP
September 23, 2009
Indianapolis, Indiana

KLIPSCH GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended June 30, 2009 and 2008

	2009	2008

NET SALES	$169,405,809	$223,609,804

COST OF GOODS SOLD (including $1,966,966 for 2009 and $626,342 for 2008 provision for excess and obsolete reserves)	92,943,051	120,057,332

Gross Margin	76,462,758	103,552,472

OPERATING EXPENSES:
Selling, general and administrative expenses	73,333,525	93,491,837
Restructuring charges (Note 3)	5,723,842	—
Total Operating Expenses	79,057,367	93,491,837

Operating (Loss) Income	(2,594,609)	10,060,635

OTHER INCOME (EXPENSE)
Interest expense	(5,152,749)	(5,684,258)
Foreign currency transaction (losses) gains	(1,835,738)	2,113,734
Other expense	(205,017)	(250,000)
Total Other Expense	(7,193,504)	(3,820,524)

(Loss) Income Before Income Taxes	(9,788,113)	6,240,111

INCOME TAX PROVISION (Note 7)	8,552,884	2,085,156
NET (LOSS) INCOME	$(18,340,997)	$4,154,955

See accompanying notes.

KLIPSCH GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
June 30, 2009 and 2008

ASSETS

	2009	2008
CURRENT ASSETS
Cash	$3,123,089	$5,915,936
Accounts receivable, less allowance for cash discounts (2009 - $406,228; 2008 - $768,860) and doubtful accounts (2009 - $3,843,024; 2008 - $2,834,843)	29,850,631	43,488,308
Inventories	36,079,378	45,782,609
Prepaid expenses and other current assets	2,708,648	3,727,383
Income taxes receivable	389,519	—
Deferred income taxes (Note 7)	—	7,716,561
Total Current Assets	72,151,265	106,630,797

PROPERTY, PLANT AND EQUIPMENT
Land	218,485	218,485
Buildings and improvements	6,414,242	6,571,929
Furniture, fixtures and equipment	23,791,816	24,584,580
Equipment not yet placed in service	111,103	983,577
	30,535,646	32,358,571
Less: Accumulated depreciation	20,534,392	18,740,156
Total Property, Plant and Equipment, net	10,001,254	13,618,415

OTHER ASSETS
Goodwill (Note 8)	3,388,144	3,388,144
Intangible assets, net (Note 8)	9,935,064	10,649,898
Deferred income taxes (Note 7)	—	457,441
Notes receivable from related parties	—	20,855
Other	157,126	1,386,995
Total Other Assets	13,480,334	15,903,333
TOTAL ASSETS	$95,632,853	$136,152,545

See accompanying notes.

KLIPSCH GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
June 30, 2009 and 2008

LIABILITIES AND STOCKHOLDERS' EQUITY

	2009	2008
CURRENT LIABILITIES
Current maturities of long-term debt (Note 4)	$31,595,007	$3,370,126
Trade accounts payable	19,438,501	22,594,539
Accrued expenses	10,864,162	14,470,902
Income taxes payable	463,569	839,933
Total Current Liabilities	62,361,239	41,275,500
LONG-TERM DEBT
Non-related parties (Note 4)	1,606,530	48,525,571
Related party (Note 4)	9,000,000	3,000,000
DEFERRED INCOME TAX	—	84,687
Total Liabilities	72,967,769	92,885,758
STOCKHOLDERS' EQUITY
Preferred Stock (1,611,730 shares authorized, 1,593,250 shares issued and outstanding, original issue price of $52,250,191 less issuance costs	50,769,173	50,769,173
Common Stock, no par value:
Voting - 4,249,100 shares authorized, 173,046 shares issued and outstanding	—	—
Non-voting - 3,824,190 shares authorized, 1,557,411 shares issued and outstanding	—	—
Accumulated deficit	(27,281,124)	(8,940,127)
Accumulated other comprehensive (loss) income	(689,765)	1,600,350
	22,798,284	43,429,396
Less: Receivable from stockholders	(133,200)	(162,609)
Total Stockholders' Equity	22,665,084	43,266,787
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$95,632,853	$136,152,545

See accompanying notes.

KLIPSCH GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

				Accumulated	Receivables
				Other	for	Total
	Preferred	Common	Accumulated	Comprehensive	Common	Stockholders'
	Stock	Stock	Deficit	Income (Loss)	Stock	Equity

BALANCE, JULY 1, 2007	$50,769,173	$—	$(13,095,082)	$341,351	$(186,687)	$37,828,755

Net income	—	—	4,154,955	—	—	4,154,955

Other Comprehensive Income:
Foreign currency translation adjustments	—	—	—	1,258,999	—	1,258,999
Total Comprehensive Income						5,413,954

Payments received on receivables for common stock	—	—	—	—	24,078	24,078

BALANCE, JUNE 30, 2008	50,769,173	—	(8,940,127)	1,600,350	(162,609)	43,266,787

Net loss	—	—	(18,340,997)	—	—	(18,340,997)

Other Comprehensive Loss:
Foreign currency translation adjustments	—	—	—	(2,290,115)	—	(2,290,115)
Total Comprehensive Loss						(20,631,112)

Payments received on receivables from stockholders	—	—	—	—	29,409	29,409

BALANCE, JUNE 30, 2009	$50,769,173	$—	$(27,281,124)	$(689,765)	$(133,200)	$22,665,084

See accompanying notes.

KLIPSCH GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2009 and 2008
	2009	2008
OPERATING ACTIVITIES
Net (loss) income	$(18,340,997)	$4,154,955
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	3,229,451	2,830,778
Amortization	467,102	487,789
Deferred income taxes	8,089,315	(320,172)
Provision for doubtful accounts	1,452,014	1,186,546
Provision for excess and obsolete inventory	1,966,966	626,342
Loss on disposition of assets due to restructuring	2,059,639	—
Loss on disposition of assets	214,795	12,354
Write-off of debt issuance costs	162,076	77,620
	(699,639)	9,056,212
(Increase) decrease in certain current assets:
Accounts receivable-trade	12,185,663	966,294
Inventories	7,736,265	(4,967,729)
Income taxes receivable	(389,519)	4,609,915
Prepaid expenses and other assets	901,798	(909,842)
Increase (decrease) in certain current liabilities:
Trade accounts payable and accrued expenses	(6,762,778)	1,591,661
Income taxes payable	(376,364)	839,933
Net Cash Provided by Operating Activities	12,595,426	11,186,444
INVESTING ACTIVITIES
(Increase) in deposits	—	(96,848)
Decrease (increase) in other long-term assets	1,229,868	(918,449)
Decrease in notes receivable-related party	20,855	187,120
Purchases of property, plant and equipment	(1,831,789)	(4,070,477)
Net Cash Used by Investing Activities	(581,066)	(4,898,654)
FINANCING ACTIVITIES
Proceeds from related-party debt	6,000,000	—
Proceeds from long-term borrowings and line of credit	139,543,827	94,136,902
Principal payments on long-term borrowings and line of credit	(158,237,987)	(105,022,962)
Payment of debt issuance cost	(411,288)	(2,299,522)
Payments received from stockholders for common stock	29,409	24,078
Net Cash Used by Financing Activities	(13,076,039)	(13,161,504)
FOREIGN EXCHANGE TRANSLATION ADJUSTMENTS	(1,731,168)	272,608

NET DECREASE IN CASH	(2,792,847)	(6,601,106)
CASH
Beginning of Year	5,915,936	12,517,042
End of Year	$3,123,089	$5,915,936
SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$3,696,508	$5,317,553
Income taxes	1,806,592	529,159

See accompanying notes.

KLIPSCH GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Klipsch Group, Inc. (the Company) has five wholly owned subsidiaries: Klipsch, L.L.C. (Klipsch), Audio Products International, Corp. (API), Klipsch Asia/Pacific Holdings (China), Jamo Acquisition, L.L.C. (Jamo Acquisition) and Jamo Denmark ApS. The Company designs, manufactures and distributes high-quality loudspeakers for audio, multi-media and home theater applications. Klipsch conducts its European operations (primarily sales and distribution) through Klipsch Europe, B.V., a wholly owned subsidiary of Klipsch, which is headquartered in the Netherlands.

Approximately 14% of the Company's employees work under a domestic collective bargaining agreement which expires in June 2010.

The accompanying consolidated financial statements include the accounts of the Company. All material intercompany balances and transactions have been eliminated.

Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, the disclosure of any contingent assets and liabilities at the financial statement date and the reported amounts of revenue and expenses during the reporting period. Actual amounts could differ from the estimated amounts.

Cash: Cash is maintained in bank deposit accounts which, at times, may exceed federally insured limits.

Receivables and Credit Policies: The Company grants credit to its customers, who are primarily retailers and distributors in the home electronics industry, located both domestically and internationally. Domestic accounts receivable are uncollateralized customer obligations due under normal trade terms, which average 60 days. Certain international accounts receivable are insured up to their credit limit. Accounts receivable are stated at the amount billed to the customer less the anticipated earned discount.

The carrying amount of accounts receivable is reduced by an allowance that reflects management's best estimate of the amounts that will not be collected. Management reviews all past due accounts receivable balances and, based on an assessment of the current creditworthiness, estimates the portion, if any, of the accounts that will not be collected. Additionally, management applies an estimate of the entire accounts receivable balance to compute a general allowance covering those amounts.

The Company has one major customer that represents 23% and 35% of the Company's accounts receivable at June 30, 2009 and 2008, respectively. Additionally, approximately 18% and 20% of the Company's net sales during the years ended June 30, 2009 and 2008, respectively, were to one customer.
During fiscal year 2009, one of the Company's customers representing approximately 2% of 2009 net sales filed for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code. Management has evaluated the Company's outstanding receivables and established an appropriate allowance.

Inventories: Inventories are stated at the lower of cost or market using the first-in, first-out method. Inventories consisted of the following at June 30:

	2009	2008

Finished goods	$34,164,408	$42,218,837
Work in process	218,508	201,718
Raw materials	4,133,394	4,523,554
Supplies	346,195	77,441
Excess and obsolete reserves	(2,783,127)	(1,238,941)

	$36,079,378	$45,782,609

The Company periodically evaluates inventories for excess quantities and obsolescence. This evaluation includes analyses of sales levels by product and projections of future demand. If future demand or market conditions are less favorable than the Company's projections, inventory write-downs may be required.

The Company is dependent on six major vendors for the outsourced production of its inventory. A loss of one of these vendors or disruption in the supply of the product could have a material adverse effect on the Company's operating results. These suppliers have provided extended payment terms to the Company. To the extent these terms are changed or terminated, there could be a material impact to the Company.

Product Warranties: The Company has provisions for estimated expenses related to product warranties which are recorded at the time the products are sold. Estimates for warranty costs are calculated based primarily upon historical warranty experience, but may include assumptions related to anticipated changes in warranty costs and failure rates.

Property, Plant and Equipment: Property, plant and equipment is stated at cost and includes expenditures for new facilities, equipment and improvements that materially extend the useful lives of existing assets. Expenditures for normal repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method. Estimated useful lives are as follows:

Buildings and improvements	5-40 years
Furniture, fixtures and equipment	3-15 years

Intangible Assets: Intangible assets are being amortized on a straight-line basis as follows:

Custom Craft trade name	15 years
Patents	10-16 years
Customer list/distribution channel	12-15 years
Non-compete agreement	Term of agreement

The trade names acquired in connection with Jamo and API have indefinite lives and, therefore, are not being amortized.

Goodwill: Goodwill, which represents the excess of the cost over the fair value of the net assets acquired, is tested for impairment annually or whenever an event occurs or circumstances indicate the carrying amount is impaired. Impairment testing is performed at a reporting unit level. If the fair value of the reporting unit is less than its carrying amount, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying amount. To date, there has been no impairment of goodwill.

Long-lived Assets: The Company evaluates long-lived assets, including property, plant and equipment and certain intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to future net undiscounted cash flows expected to be generated by the related asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair market value of the assets.

Stock Options: In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS 123(R)), which requires companies to recognize the grant date fair value of stock options and other equity-based compensation issued to employees in their income statements.

Income Taxes: Income taxes are provided based upon income reported for financial statement purposes. Deferred income taxes are recognized for the tax effect of temporary differences between financial and taxable income and are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment.

Revenue Recognition: Revenue from sales of products, including amounts billed to customers for shipping and handling costs, is recognized at the time (1) ownership and all risks of loss have been transferred to the buyer, which is generally upon shipment, (2) the price is fixed and determinable and (3) collectability is reasonably assured. Provisions for discounts, rebates, returns and other adjustments are reflected as a reduction of revenue in the period the related sales are recorded.

Freight Costs: Freight costs are included in cost of goods sold.

Advertising Costs: Advertising costs are expensed as incurred and approximated $2,762,000 and $5,903,000 for the years ended June 30, 2009 and 2008, respectively.

Research and Development Costs: Research and development costs are expensed as incurred and approximated $8,488,000 and $12,080,000 for the years ended June 30, 2009 and 2008, respectively.

Foreign Currency Translation: The assets and liabilities of the Company's international operations are generally translated into U.S. dollars at current exchange rates, and revenues and expenses are translated at average exchange rates for the year. Foreign currency translation adjustments are not included in “net (loss) income,” but are accounted for as “other comprehensive (loss) income” and reflected as a separate component of the change in stockholders' equity. At June 30, 2009 and 2008, stockholders' equity included accumulated other comprehensive (losses) and gains arising from translation adjustments of ($690,000) and $1,600,000, respectively.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, except those transactions which operate as a hedge of an identifiable foreign currency commitment or as a hedge of a foreign currency investment position, are included in the results of operations as incurred. Net foreign currency transaction (losses) and gains were ($1,836,000) and $2,114,000 in the years ended June 30, 2009 and 2008, respectively, and are included in other income in the consolidated statements of income.

Variable Interest Entities: The Company has evaluated its interests in other entities and management has determined that the Company does not interact with a variable interest entity in which the Company would be considered the primary beneficiary. Accordingly, the Company is not required to consolidate any other entities in its consolidated financial statements pursuant to FASB Interpretation No. (FIN) 46R, Consolidation of Variable Interest Entities.

Recently Issued Accounting Pronouncements: In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. On December 30, 2008, the FASB issued FASB Staff Position (FSP) No. FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises. This FSP further delays the effective date of FIN 48 for the Company to July 1, 2009, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. This Interpretation requires the recognition of a tax position when it is more likely than not that the tax position will be sustained upon examination by relevant taxing authorities, based on the technical merits of the position. The Company does not expect the adoption of FIN 48 to have a material impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. For financial assets and liabilities, SFAS 157 was effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has adopted the provisions of SFAS 157 as of July 1, 2008, for financial instruments. The adoption of SFAS 157 did not have a material impact on the Company's consolidated financial statements. In February 2008, the FASB issued FSP No. 157-2, which delays the effective date of SFAS 157 one year for all nonfinancial assets and nonfinancial liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. FSP 157-2 is effective for the Company beginning July 1, 2009. The Company does not expect the adoption of FSP 157-2 to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141(R)), and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an Amendment of ARB No. 51 (SFAS 160), which changed the accounting for and reporting of business combinations and noncontrolling interests in consolidated financial statements. SFAS 141(R) and SFAS 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008, which is the Company's fiscal year 2010. Earlier adoption is prohibited. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the date of adoption. SFAS 160 shall be applied prospectively as of the beginning of the fiscal year of adoption, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. Generally, the effect of SFAS 141(R) will depend on future acquisitions. However, the accounting for the resolution of any tax uncertainties remaining will be subject to the provisions of SFAS 141(R). The Company does not expect the adoption of SFAS 141(R) or SFAS 160 to have a material impact on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 applies to all derivative instruments and related hedged items accounted for under SFAS No. 133, Accounting for

Derivative Instruments and Hedging Activities (SFAS 133). SFAS 161 requires entities to provide greater transparency about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, results of operations, and cash flows. To meet those objectives, SFAS 161 requires (1) qualitative disclosures about objectives for using derivatives by primary underlying risk exposure (e.g., interest rate, credit or foreign exchange rate) and by purpose or strategy (fair value hedge, cash flow hedge, net investment hedge and non-hedges); (2) information about the volume of derivative activity in a flexible format that the preparer believes is the most relevant and practicable; (3) tabular disclosures about balance sheet location and gross fair value amounts of derivative instruments, income statement and other comprehensive income location and amounts of gains and losses on derivative instruments by type of contract (e.g., interest rate contracts, credit contracts or foreign exchange contracts); and (4) disclosures about credit-risk-related contingent features in derivative agreements. Comparative disclosures for earlier periods are not required. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, which is the Company's fiscal year 2010. The Company does not expect the adoption of SFAS 161 to have a material impact on its consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (SFAS 165). This statement requires the Company to disclose the date through which subsequent events are evaluated, as well as whether that date represents the date the financial statements were issued or the date the financial statements were available to be issued. The provisions of SFAS 165 were effective for the Company June 30, 2009. The Company has evaluated subsequent events through September 23, 2009.

NOTE 2 - GOING CONCERN UNCERTAINTY AND MANAGEMENT'S PLAN

The accompanying consolidated financial statements are prepared on a basis of the Company continuing as a going concern. As discussed in Note 4, the Company's bank and junior debt arrangements mature on April 22, 2010. The Company's ability to refinance, or extend, these obligations will be dependent on a number of factors, including the Company's ability to borrow funds from the same or alternative lenders in a difficult lending environment, the Company's ability to forecast and generate cash flow from future operations, and the Company's ability to structure alternative capital transactions with third parties, if necessary. The Company has commenced discussions with its lenders and believes that refinancing these agreements is obtainable. Given the current credit market environment, the outcome of the refinancing is uncertain and under what terms. A refinancing is required in order for the Company to meet its April 22, 2010, debt obligations. Accordingly, there is substantial doubt as to the ability of the Company to continue as a going concern. The consolidated financial statements as of and for the year ended June 30, 2009, do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

NOTE 3 - RESTRUCTURING ACTIVITIES

During the first quarter of fiscal year 2009, the Company initiated a comprehensive series of actions to lower its cost structure and further increase operational efficiency. The restructuring activities in 2009 resulted in pretax charges of $5,723,842, primarily related to employee severance and contract termination costs. At June 30, 2009, approximately $577,000 is accrued, which is expected to be paid out during fiscal 2010 and 2011. The Company expects to incur additional restructuring costs in 2010 related to employee severance of approximately $660,000.

The restructuring initiatives include office closures, head-count reductions, office consolidation and relocation, and the exit of non-strategic product lines in certain geographies. Approximately half of the total cost of the restructuring actions is related to streamlining the European operations. The Company has reduced the overall global headcount to lower costs in light of challenging global economic conditions.

The severance and employee benefits, exit costs and contract termination costs associated with restructuring initiatives are primarily accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146).

The restructuring charges recorded in the 2009 consolidated statement of operations consist of the following:

Severance and employee benefits	$2,965,651
Asset write-offs	2,059,639
Lease termination costs	394,510
Travel and other expenses	304,042
$5,723,842

NOTE 4 - DEBT AND CREDIT ARRANGEMENTS

Long-term debt consists of the following for June 30:

	2009	2008
Bank facility:
Revolving loan	$16,029,746	$28,410,635
Term loan	3,194,445	4,861,111
Junior debt	12,000,000	12,000,000
Subordinate bank debt	—	3,000,000
Related party	9,000,000	3,000,000
Other long-term financing at various rates, due at various dates through 2017	1,977,346	3,623,951
	42,201,537	54,895,697
Less current maturities	31,595,007	3,370,126
	$10,606,530	$51,525,571

On March 12, 2009, the Company negotiated amendments to its bank facility and junior debt agreements. The Company also received a waiver of events of default under these agreements related to the Company's noncompliance with certain financial and non-financial covenants as of December 31, 2008. The amendments also changed the maturity date of the junior debt to April 22, 2010, reduced the maximum borrowing availability on the revolving line of credit to $45 million, and amended certain financial covenants for the period ended March 31, 2009 and thereafter. In connection with these amendments, the Company also entered into subordinated notes payable with certain stockholders for $3,000,000, the proceeds of which were used to pay down debt.

Bank Facility:

Revolving Loan: On April 22, 2008, the Company entered into a credit facility with a syndicate of banks, limited to the lesser of (1) $60 million less letter-of-credit obligations or the sum of (a) 85% of eligible accounts receivable at such time, plus (b) the lesser of (i) for the months of March through September, inclusive, of each year, 75% (and for all other months 85%) of the eligible inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time, and (ii) the product of, for the months of March through September, inclusive, of each year, 85% (and for all other months 90%) multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the administrative agent multiplied by the eligible inventory, valued at the lower of cost or market value, determined on a first-in, first-out basis, at such time, minus (c) reserves. The March 12, 2009 amendment changed the maximum availability on the revolving line-of-credit to $45 million. As of June 30, 2009, the Company had a $500,000 letter of credit related to leased office space. There are no other letter of credit obligations as of June 30, 2009. The credit facility matures April 22, 2010. Interest rates and payment dates are variable based upon interest rate and term options selected by management. The interest rate at June 30, 2009, on outstanding revolving credit borrowing was 4.50% (prime plus 1.25% spread). At June 30, 2009, the Company had $6,318,000 of available borrowings under its revolving loan.
Term Loan: A $5.0 million term loan was entered into on April 22, 2008. The loan is for a period of two years and requires monthly principal payments of $138,889. The interest rate is variable based upon interest rate and term options selected by management. The interest rate at June 30, 2009, was 5.50% (prime plus 2.25% spread) on outstanding term borrowing.

Junior Debt:

On April 22, 2008, the Company entered into a credit agreement with LBC Credit Partners, L.P. in the total amount of $12 million. Interest is computed at a variable interest rate, as defined by the agreement (14.5% at June 30, 2009) and is usually due monthly unless tied to a LIBOR contract. The loan requires interest-only payments. The March 12, 2009, amendment changed the maturity date to April 22, 2010.

Combined Bank Facility and Junior Debt:

Substantially all of the Company's assets serve as collateral     for the revolving, term and junior debt agreements. These agreements require the Company to maintain various quarterly and annual covenants. As of June 30, 2009, the Company was in compliance with its financial covenants.

Subordinated Bank Debt:

At June 30, 2008, the Company had a subordinated note payable to a bank totaling $3,000,000. On November 21, 2008, the loan was paid in full with funds borrowed from the holder of the Company's preferred stock.

Related-party notes consist of the following:

	2009	2008
Due to certain stockholders (3.25% - 10.00% at June 30, 2009)	$6,000,000	$3,000,000
Due to preferred stockholder (3.25% at June 30, 2009)	3,000,000	—
	$9,000,000	$3,000,000

The Company expensed interest totaling $275,000 and $203,000 for the years ended June 30, 2009 and 2008, respectively, on these related-party notes.

At June 30, 2009, the aggregate principal payments required by all long-term obligations are as follows:

Payable in Year Ending June 30,	Principal
2010	$31,595,007
2011	9,390,476
2012	397,299
2013	146,817
2014	151,282
Thereafter	520,656
$42,201,537

NOTE 5 - RENT COMMITMENTS

The Company leases certain machinery and equipment under noncancellable operating leases expiring at various dates through 2011.

The Company leases warehouse and office space under noncancellable operating lease with varying expiration dates through 2013. One of the Company's warehouses has sublet a portion of this space through a noncancellable sublease, which expired in December 2008.

During May 2002, the Company entered into an operating lease with Woodview Trace, L.L.C. (Woodview), which is owned by certain stockholders of the Company, for its administrative and engineering headquarters in Indianapolis. The lease was amended and restated in April 2003 to extend the lease until April 2018. The Company is responsible for payment of operating expenses, property tax, utilities and other items. The Company has sublet a portion of the building through a noncancellable sublease, which expires in January 2011.

At June 30, 2009, future minimum rental payments required by all operating leases are summarized as follows:

Payable in Year Ending June 30,	Gross Rental Payments Related Parties	Gross Rental Payments Non-Related Parties	Sublease Rental Receipts	Net Rental Payments

2010	$1,380,479	$1,234,430	$(74,575)	$2,540,334
2011	1,387,888	1,116,802	—	2,504,690
2012	1,399,531	635,666	—	2,035,197
2013	1,413,225	49,286	—	1,462,511
2014	1,427,913	—	—	1,427,913
Thereafter	5,505,133	—	—	5,505,133
Total	$12,514,169	$3,036,184	$(74,575)	$15,475,778

Rent expense, net of sublease income, pursuant to all operating leases approximated $3,853,000 and $4,789,000 for the years ended June 30, 2009 and 2008, respectively. Rent expense to related parties for the years ended June 30, 2009 and 2008, was $1,550,513 and $1,577,845, respectively.

NOTE 6 - PENSION PLAN

The Company sponsors the Klipsch Company 401(k) Plan. All of the Company's full-time employees who are at least 21 years of age and have attained six months of service are eligible for the 401(k) Plan. The 401(k) Plan participants may elect to contribute a percentage of their pretax salary to the 401(k) Plan and the Company matches 50% of the participant's first 4% of pretax salary and 80% of the participant's next 2.5% of pretax salary. During fiscal 2009 and 2008, the Company contributed $162,616 and $455,507, respectively, to the plan.
Effective November 17, 2008, the Company elected to discontinue the matching of participant contributions.

NOTE 7 - INCOME TAXES

The income tax provision for the years ended June 30 consisted of the following:

		2009	2008
Current:
	Federal	$463,569	$1,581,716
	State	—	145,780
	Foreign	—	677,832
		463,569	2,405,328
Deferred:
	Federal	5,804,970	(1,298,003)
	State	1,625,414	(163,763)
	Foreign	658,931	1,141,594
		8,089,315	(320,172)
	Income tax provision	$8,552,884	$2,085,156

The following table provides a reconciliation of differences from the U.S. federal statutory rate of 35% as follows:

	2009	2008

Pretax (loss) book income	$(9,788,113)	$6,240,111

Federal tax (benefit) expense at 35% statutory rate	(3,425,840)	2,184,039
Provisions for valuation allowance	12,975,494	673,562
Benefit for state taxes, foreign taxes, other, net	(996,770)	(772,445)

Income tax provision	$8,552,884	$2,085,156

The net deferred tax asset for the years ended June 30 consisted of the following:

	2009	2008
Deferred tax assets:
Accruals and allowances	$5,073,543	$4,461,536
Net operating losses	9,001,224	6,428,514
AMT and foreign tax credit carryforwards	1,487,000	1,138,342
R&D credit carryforwards	370,899	127,450
Depreciation and amortization	724,275	811,432
Total deferred tax assets	16,656,941	12,967,274
Deferred tax liabilities:
Depreciation and amortization	(1,303,240)	(1,699,662)
Other	(4,941)	(805,031)
Total deferred tax liabilities	(1,308,181)	(2,504,693)
Less valuation allowance	(15,348,760)	(2,373,266)
Net deferred tax asset	$—	$8,089,315

At June 30, 2009, the Company had a domestic net operating loss carryforward of $16,636,000, a Danish net operating loss carryforward of $7,995,000 and a Canadian net operating loss carryforward of $674,000 available to offset future taxable income. The domestic carryforwards relate to the Company's U.S. operations and expire between 2027 and 2029. The Danish and Canadian carryforwards do not expire.

The Company follows the requirements of SFAS No. 109, Accounting for Income Taxes (SFAS 109), in connection with recording income tax related amounts. In respect to the valuation allowance, SFAS 109 requires an evaluation of the realizability of the net deferred tax assets by jurisdiction. Such net assets include the net operating losses and temporary differences reported for financial and tax purposes. As discussed and presented elsewhere in the consolidated financial statements and footnotes, the Company's 2009 operating results were significantly impacted for restructuring activities, asset write-downs and foreign currency losses. SFAS 109 requires an evaluation of positive and negative evidence in respect to establishing a valuation allowance. Recent pretax cumulative financial reporting losses constituting negative evidence must be pervasively overcome by positive evidence to preclude the need for providing a valuation allowance against the net deferred tax assets. Accordingly, the Company increased the valuation allowance by $12,975,494 for the year ended June 30, 2009.

API was acquired by the Company in fiscal year 2007. At the date of acquisition, the Company recognized deferred tax assets related to net operating losses generated in Canada. During the current fiscal year, additional net operating losses of API were identified that existed as of the acquisition date, which were realized by the Company during fiscal year 2008. Accordingly, a reclassification adjustment was recorded as of June 30, 2008, to increase deferred tax assets to $7,716,561 and decrease goodwill to $3,388,144.

NOTE 8 - INTANGIBLE ASSETS

Following is a summary of intangible assets subject to amortization at June 30:

	2009		2008
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Patents	$2,735,154	$565,911	$2,735,154	$381,244
Noncompete agreement	35,576	20,456	35,576	13,341
Custom Craft trade name	10,000	6,112	10,000	5,445
Customer list and distribution channel	4,797,282	1,159,278	5,112,546	952,166
	$7,578,012	$1,751,757	$7,893,276	$1,352,196

Future amortization expense for each of the next five years is estimated to be approximately $550,000 per year.
At June 30, 2009 and 2008, intangible assets not subject to amortization include Jamo and API trade names, totaling $4,108,808.

NOTE 9 - STOCKHOLDERS' EQUITY

Preferred Stock:

Conversion Features

The Company's preferred stock is convertible at the holders' option into common stock at a rate of 0.10 share of voting common stock and 0.90 nonvoting common stock for every 1 share of preferred stock.
During 2008, 18,480 shares of preferred stock valued at $32.42 per share were converted into 1,848 shares of voting common stock and 16,632 shares of nonvoting common stock.

Redemption

At the earlier of December 31, 2009, or the occurrence of conditions described in Section 6 of the “Major Holder Agreement,” at the election of the preferred stockholder, the Company may be required to redeem all of the outstanding shares of the preferred stock. The Company is obligated to pay the preferred stockholders a redemption price which is the greater of (1) the original issue price plus the amount equal to all declared and unpaid dividends or (2) the appraised value of the preferred stock. Fifty percent of the redemption price is paid in immediately available funds, with the remaining 50% due one year later. In accordance with Section 6(a) of the Company's Articles of Incorporation, if the funds legally available for redemption of the preferred stock shall be insufficient to permit the payment to such holders of the full respective redemption price, the Company shall effect the sale of the Company to a third party who is not a current stockholder; provided, however, the Company may continue to seek additional financing during such period, provided that such efforts do not unreasonably interfere with the efforts to effect the sale of the Company. The preferred stockholder cannot force the Company into liquidation.

Liquidation

In the event of the occurrence of any “liquidation event,” as defined, the Company's preferred stockholders are entitled to receive an amount per share of preferred stock held by them equal to the greater of (1) the amount the preferred stockholders would be entitled to receive on an “as-to-converted-common stock basis” and (2) the sum of (A) the $32.42 per share price and (B) all declared but unpaid dividends on the preferred stock. This amount is to be paid to the preferred stockholders prior to any amount paid to the common stockholders.

Voting

The Company's preferred stockholders are entitled to voting rights. The number of votes equals the number of shares of voting common stock into which the preferred stock held by such holder could be converted into as of the record date.
Receivable from Stockholders

At June 30, 2009 and 2008, the Company had notes receivable due from certain of the Company's executives for the purchase of common stock totaling $133,200 and $162,609, respectively, bearing interest at the prime rate, as defined, plus 0.50%, and maturing in December 2010. Such notes are reflected as a reduction of stockholders' equity.

NOTE 10 - STOCK OPTION PLAN

During the year ended June 30, 2005, the Company approved the 2005-1 Stock Option Plan (the Plan) whereby 145,055 shares of nonvoting common stock and 16,118 shares of voting common stock were authorized and reserved. The Plan is available to key employees, directors and consultants of the Company, as determined by the Board of Directors. The Plan allows the holder of the option to purchase common stock at the exercise price. The Company granted stock options at an exercise price equal to the estimated fair market value of the Company's common stock at the time of grant. Therefore, the Company has elected to account for its employee stock options granted under the intrinsic-value method. Accordingly, no compensation expense has been recognized for options granted to employees. Options under the Plan generally vest ratably in less than three years.

The Company's stock option activity and related information is summarized as follows:

	Non-voting Common	Voting Common	Total

Option price	$32.42	$32.42
Options granted	145,055	16,118	161,173

Options outstanding at June 30, 2009 and 2008	145,055	16,118	161,173
Options available for grant at year-end	—	—	—

At June 30, 2009, all options outstanding were exercisable at an exercise price of $32.42. No options have been exercised since the beginning of the Plan.

Pro forma information regarding net income is required by SFAS No. 123(R), which also requires that the information be determined as if the Company has accounted for its employee stock options granted under the fair value method. The fair value of the options under the Plan was estimated at the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

•	Risk-free interest rate of 4.0% in 2005,

•	a dividend year of 0% in 2005,

•	a weighted-average expected life of one year past the vesting date, and

•	a volatility factor of 0.01% for 2005

Because the Company's stock options have characteristics significantly different than those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options issued to employees during 2005 is amortized to expense over the options' vesting period. The Company's pro forma net income for the year ended June 30, 2008, would have been reduced by approximately $29,764, had the Company accounted for its employee stock options granted under the fair value method. There was no impact to 2009.

NOTE 11 - CONTINGENCIES

The Company is subject to lawsuits and claims arising out of the normal conduct of its business. In management's opinion, the ultimate outcome of the lawsuits and claims will not have an adverse effect on the Company's consolidated financial position or the results of its operations.

NOTE 12 - SELF-FUNDED HEALTH INSURANCE

The Company has elected to self-insure certain costs related to employee health benefit programs. Costs resulting from noninsured losses are charged to income when incurred. The Company is directly liable for annual health insurance claims up to $70,000 per employee, with an aggregate annual amount of approximately $1,930,000. The Company carries stop-loss insurance to limit its liability. Total health insurance expense net of reimbursements was $1,486,000 and $1,336,000 for the years ended June 30, 2009 and 2008, respectively.

NOTE 13 - SUBSEQUENT EVENT

In September 2009, the Company entered into a distribution agreement with a Canadian partnership to represent and distribute Klipsch Group, Inc. products exclusively in Canada. Prior to this arrangement, the Company's products were sold directly to Canadian dealers and contractors. This change was part of a strategic initiative to reduce the overall cost of doing business in Canada.